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                                                                    EXHIBIT 12.1



                          WESTERN WIRELESS CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

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                                                                                                    NINE MONTHS
                                                                                                       ENDED
                                             YEAR ENDED DECEMBER 31,                                SEPTEMBER 30,
                                           ----------------------------------------------------------------------
                                           1999      2000       2001          2002         2003         2004
                                           ----      ----       ----          ----         ----         ----
                                                           (As restated) (As restated) (As restated)

Income (loss) from continuing
operations before provision for
income taxes and cumulative change in
accounting principle                     $(48,121)  $65,406  $(137,299)      $(92,187)    $36,907     $144,939

Adjust for:
Minority interests in net income
(loss) of consolidated subsidiaries        (1,610)   (2,058)   (17,799)        (8,107)     (4,637)       7,711
Equity in net (income) loss of
unconsolidated affiliates, net of tax      14,529      (658)     7,772         (4,219)     (2,750)      (4,195)
                                         --------   -------   --------      ---------    --------     --------

Income (loss) from continuing
operations before provision for
income taxes, cumulative change
in accounting principle, minority
interests in consolidated
subsidiaries and income (loss)
from equity investees                     (35,202)   62,690   (147,326)      (104,513)     29,520      148,455

Add:
Fixed charges                              99,993   152,229    163,353        158,791     158,719      104,815
Amortization of capitalized interest                               408            965       1,126          852
 Distributed income of equity
  investees                                                                                              5,102

Deduct:
Interest capitalized                                            (5,707)        (2,100)       (150)
Minority interest in pre-tax income
of subsidiaries that have not
incurred fixed charges                                 (223)      (616)          (104)        (17)      (8,124)
                                          -------  --------     ------      ---------    --------     --------
Earnings                                  $64,791  $214,696    $10,112        $53,039    $189,198     $251,100
                                          =======  ========    =======      =========    ========     ========


Fixed Charges:
Interest and financing expense, net       $99,993  $152,229   $157,646       $156,691    $158,569     $104,815
Interest capitalized                                             5,707          2,100                      150
                                          -------  --------   --------      ---------    --------     --------

Fixed Charges                             $99,993  $152,229   $163,353      $158,791     $158,719     $104,815
                                          =======  ========   ========      ========     ========     ========

 Ratio of earnings to fixed charges                    1.41                                  1.19         2.40
                                          =======  ========   ========      ========     ========     ========

Deficiency of earnings to cover
 fixed charges                           $(35,202)           $(153,241)     $(105,752)
                                         ========  ========  =========      =========    ========     ========


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